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                  CERTIFICATE OF INCORPORATION

                               OF

                      LORELEI CORPORATION



              FIRST:    The name of this corporation shall be:


                      LORELEI CORPORATION


              SECOND:     Its registered office in the State of Delaware is
located at 1013 Centre Road, in the City of Wilmington, County of New Castle and its registered agent at such address is CORPORATION SERVICE COMPANY.

              THIRD:    The purpose or purposes of the corporation shall be:
             To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

              FOURTH:     The total number of shares of stock which this
corporation is authorized to issue is:

              Twenty Million (20,000,000) shares at a par value of One Mill ($.001) per share amounting to Twenty Thousand Dollars ($20,000.00).

              FIFTH: The name and address of the incorporator is as follows:

                             Joel Schonfeld
                             63 Wall Street, Suite 1801
                             New York, New York 10005




              SIXTH:     The Board of Directors shall have the power to adopt,
amend or repel the by-laws.

              SEVENTH:   No director shall be personally liable to the
Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law,
(i) for breach of the director=s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to
Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.




              IN WITNESS WHEREOF, the undersigned, being the incorporator hereinbefore named, has executed, signed and acknowledged this certificate of incorporation this ninth day of February, A.D., 1999.


                                       /s/ Joel Schonfeld
                                       Joel Schonfeld
                                       Incorporator